June 3, 2019
Alamos Gold Inc.
Brookfield Place
181 Bay Street, Suite 3910
Toronto, Ontario
Canada
M5J 2T3
RE: ALAMOS GOLD INC.
Dear Sirs/Mesdames:
We are acting as counsel to Alamos Gold Inc. (the “Corporation”) in connection with the filing on the date hereof of a post-effective amendment (the “Post-Effective Amendment”) to the Corporation’s Registration Statement on Form S-8 (File No. 333-206182) (as amended, the “Form S-8”) with respect to the Class A Common Shares of the Corporation (the “Shares”) issuable pursuant to the Corporation’s Long-Term Incentive Plan (as amended, as of the date hereof, the “Incentive Plan”) and the Corporation’s Employee Share Purchase Plan (as amended, as of the date hereof the “Share Purchase Plan”). We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion including:
(a) the articles of amalgamation, as amended to date, and by-laws of the Corporation;
(b) the Incentive Plan;
(c) the Share Purchase Plan; and
(d) resolutions of the directors and the shareholders of the Corporation authorizing the Incentive Plan and the Share Purchase Plan and the Post-Effective Amendment.
For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.
We have also assumed that all Shares issued under the Incentive Plan will be issued for consideration in property or past services that is not less in value than the fair equivalent of the money that the Corporation would have received if the Shares had been issued for money.
Based and relying upon and subject to the foregoing we are of the opinion that the Shares will be validly issued and outstanding as fully paid and non-assessable shares (upon issuance and payment therefor in accordance with the Incentive Plan and the Share Purchase Plan).
The foregoing opinion is limited to the laws of Ontario and the federal laws of Canada applicable therein. Our opinion is given as of the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.
We consent to the filing of this opinion as an exhibit to the Form S-8. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Torys LLP
Torys LLP